Exhibit 4.1
TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 30, 2016, among Ancestry.com Inc., a Delaware corporation (the “Issuer”), Ancestry.com LLC (f/k/a Anvil US 1 LLC), a Delaware limited liability company (“Parent”), Ad-Pay, Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of December 28, 2012 (as amended and supplemented by the First Supplemental Indenture, dated as of December 28, 2012, the Second Supplemental Indenture, dated as of January 28, 2013, the Third Supplemental Indenture, dated as of May 10, 2013, the Fourth Supplemental Indenture, dated as May 10, 2013, the Fifth Supplemental Indenture, dated as of September 27, 2013, the Sixth Supplemental Indenture, dated as of December 23, 2013, the Seventh Supplemental Indenture, dated as of December 29, 2014, the Eighth Supplemental Indenture, dated as of August 28, 2015, and the Ninth Supplemental Indenture, dated as of April 27, 2016, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 11.00% Senior Notes due 2020 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);
WHEREAS, the parties to this Supplemental Indenture intend to treat this Supplemental Indenture as not resulting in a significant modification of the Notes for purposes of the Foreign Account Tax Compliance Act; and
WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:
a.Such Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, subject to the terms and conditions set forth in the Indenture.
b.Such Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully and unconditionally (to the fullest extent permitted under applicable law) and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations in accordance with the terms set forth in Article X of the Indenture on a senior basis.
3.No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder, member or limited partner of Parent or any Restricted Subsidiary or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.
4.Execution and Delivery. The Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
5.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

6.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
9.Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
10.Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture (including without limitation Section 10.06 of the Indenture). All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ANCESTRY.COM INC.

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: Chief Financial Officer

ANCESTRY.COM LLC

By:	/s/ Howard Hochhauser
Name: Howard HochHauser
Title: Chief Financial Officer

AD-PAY, INC.

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: President and Chief Financial Officer

Signature Page to Supplemental Indenture

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

Signature Page to Supplemental Indenture